Exhibit (99)

Media Contact:
Christy Phillips 704.383.8178

Investor Contact:
Alice Lehman 704.374.4139

Press Release Tuesday, April 22, 2003

WACHOVIA CORPORATION ANNOUNCES 12% INCREASE IN CASH DIVIDEND ON COMMON STOCK

CHARLOTTE, N.C. – Wachovia Corporation (NYSE:WB) today announced that its board of directors approved a 12 percent increase in the company’s regular quarterly cash dividend on its common stock, from 26 cents to 29 cents per share. The board also declared a quarterly cash dividend on its Dividend Equalization Preferred Shares (DEPS) of 1 cent per share. The DEPS were issued in connection with the merger between First Union Corporation and the former Wachovia Corporation on September 1, 2001.

“After reporting a record $1 billion in earnings in the first quarter of 2003, we’re very pleased to announce our second dividend increase in the past 12 months,” said Ken Thompson, chairman and chief executive officer of Wachovia. “This action reflects the board’s confidence in our growth prospects and financial strength.”

The common stock dividend and the DEPS dividend are each payable on June 16, 2003, to shareholders of record, respectively, as of the close of business on May 30, 2003.

Wachovia Corporation (NYSE:WB) had assets of $348 billion and stockholders’ equity of $32 billion at March 31, 2003. Wachovia is a leading provider of financial services to retail, brokerage and corporate customers throughout the East Coast and the nation. The company operates full-service banking offices under the First Union and Wachovia names in 11 East Coast states and Washington, D.C., and offers full-service brokerage with offices in 48 of the 50 states. Global services are provided through more than 30 international offices. Online banking and brokerage products and services are available through wachovia.com.

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